EXHIBIT 99.1

November 21, 2016

To Our Members:

Over the past two years, the Federal Home Loan Bank of Chicago (FHLBC) has focused on providing value to you, our members, in a number of ways, among which has been to reduce your membership and activity stock requirements. We made these changes to lower the cost of access to the FHLBC; to recognize that you use the Bank in different ways; and to help you use our products and services in the manner most appropriate for your business. Reducing the membership requirement created excess Class B2 (membership) stock for many of you. Beginning on January 26, 2017, the FHLBC will begin repurchasing all excess Class B2 stock on a weekly basis at par value. Proceeds from the transaction will appear in your DID accounts on the next business day. Reducing excess Class B2 stock will allow us to optimize the use of your capital stock, which in turn will help us provide you a reasonable return on your Class B2 stock.
While this new process requires no action on your part, we will be hosting webinars on December 6 and December 7, 2016, to explain it further and address questions. We encourage you or a colleague to attend one of these webinars; please register here. In addition, our FAQ document can be found here.

What is Excess Stock?
Your institution purchases Class B2 (membership) stock to satisfy its membership stock requirement with the FHLBC. The amount of Class B2 stock you must purchase is based on a percent of mortgage assets with a minimum floor and a maximum cap. Class B2 (membership) stock as well as Class B1 (activity) stock can be used to support advance borrowings from the FHLBC. Any stock that does not support activity or membership requirements is excess stock. Excess stock is classified as Class B2 stock at the end of each business day (since any excess Class B1 stock is converted at the end of each business day into Class B2 stock) and is primarily created by the reduction in membership stock requirements and/or the pay down of advances.

Timeline

Date and Time (Central Time)	Event
Tuesday, December 6, 2016 2:30 p.m. Wednesday, December 7, 2016 9:00 a.m.	Webinar: Understanding the FHLBC’s New Weekly Excess Stock Repurchase Process To register for a webinar, click here.
Thursday, December 29, 2016 2:00 p.m.	Last day for members to request repurchase of excess stock from the FHLBC prior to year-end.
Thursday, January 26, 2017 5:00 p.m.	FHLBC begins repurchasing all members’ excess stock every Thursday.
Friday, January 27, 2017 by 9:00 a.m.	Proceeds from the repurchase of excess stock on January 26, 2017, appear in members’ DID accounts.

Important Considerations
While this change will likely not have any implications for most members, please consider the following:

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Although we cannot offer tax advice, we encourage you to consider the potential tax implications of our weekly repurchases of your excess stock, including, but not limited to, issues relating to capital gains treatment and stock basis considerations. This may be relevant if you received stock dividends prior to 2006 and for which your records indicate your current FHLBC stock basis is other than par. After consulting with your own tax advisers on timing and other considerations, you may find it appropriate to request repurchase of your excess stock prior to the end of the year or prior to January 26, 2017. The last day for members to request repurchase of excess stock from the FHLBC prior to year-end is Thursday, December 29, at 2 p.m.

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The FHLBC does not determine your institution’s borrowing capacity based on the amount of Class B2 stock your institution owns. Rather, the FHLBC determines your borrowing capacity based on the value of eligible collateral you pledge to the FHLBC.

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We encourage you to review your institution’s by-laws or other authorizations that could limit your borrowing capacity to the stock outstanding and make the necessary amendments to reflect your broader borrowing capacity with the FHLBC.

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The weekly repurchase of excess stock could require that you purchase additional stock in order to borrow from us. Our stock is always available at $100 per share to our members, and any amount you owe to purchase stock may be automatically deducted in connection with the funding of an advance. If you encounter issues relating to your internal approval requirements and the purchase of our stock, please contact your Sales Director to discuss further.

•	All repurchases of excess stock, including automatic weekly repurchases, will continue until otherwise announced, but remain subject to our regulatory capital requirements and repurchase guidelines.

As the FHLBC has grown its retained earnings, our weekly repurchases are part of our plan to use our capital structure to make the FHLBC more accessible and provide increased value to our members. Repurchasing excess stock will also permit us to more effectively manage our balance sheet, which is beneficial to all members of the cooperative. As always, thank you for your membership in the FHLBC.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity capital stock), our ability to implement new or enhanced products or programs, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.